Ex 99.2
GameStop Corp.
GameStop, Inc.
OFFER TO EXCHANGE
all outstanding
Senior Floating Rate Notes due 2011
($300,000,000 principal amount outstanding)
for
Senior Floating Rate Notes due 2011
Which Have Been Registered Under the Securities Act of 1933
and all outstanding
8% Senior Notes due 2012
($650,000,000 principal amount outstanding)
for
8% Senior Notes due 2012
Which Have Been Registered Under the Securities Act of 1933
To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:
      Pursuant to the enclosed Prospectus, dated                     , 2006 (as the same may be amended or supplemented from time to time, the “Prospectus”), and the enclosed Letter of Transmittal (the “Letter of Transmittal,” which together with the Prospectus constitute the “Exchange Offer”), GameStop Corp., a Delaware corporation, and GameStop, Inc., a Minnesota corporation (the “Issuers”), are offering to exchange (1) $1,000 principal amount of their Senior Floating Rate Notes due 2011 (the “New Floating Rate Notes”), which have been registered under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to a Registration Statement of which the Prospectus is a part, for each $1,000 principal amount of their outstanding, unregistered Senior Floating Rate Notes due 2011 (the “Old Floating Rate Notes”), of which $300,000,000 principal amount is outstanding, and (2) $1,000 principal amount of their 8% Senior Notes due 2012 (together with the New Floating Rate Notes, the “Exchange Notes”), which have been registered under the Securities Act pursuant to a Registration Statement of which the Prospectus is a part, for each $1,000 principal amount of their outstanding 8% Senior Notes due 2012 (together with the Old Floating Rate Notes, the “Old Notes”), of which $650,000,000 principal amount is outstanding, upon the terms and subject to the conditions set forth in the Prospectus and the Letter of Transmittal. The form and terms of the Exchange Notes are identical in all material respects to the form and terms of the Old Notes, except that the Exchange Notes will be registered under the Securities Act, the transfer restrictions and registration rights applicable to the Old Notes will not apply to the Exchange Notes, and the Exchange Notes will not contain any provisions relating to liquidated damages in connection with the Old Notes under circumstances related to the timing of the Exchange Offer. The Old Notes are, and the Exchange Notes will be, guaranteed by the direct and indirect domestic wholly-owned subsidiaries of GameStop Corp. (other than the co-issuer GameStop, Inc.) on a senior unsecured basis with unconditional guarantees.
      The Issuers will accept for exchange any and all Old Notes properly tendered according to the terms of the Prospectus and the Letter of Transmittal. Consummation of the Exchange Offer is subject to certain conditions described in the Prospectus.
      We are asking you to contact your clients for whom you hold Old Notes registered in your name or in the name of your nominee or who hold Old Notes registered in their names.

      The Issuers will not pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Old Notes pursuant to the Exchange Offer. You will, however, be reimbursed by the Issuers for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. The Issuers will pay all transfer taxes, if any, applicable to the tender of Old Notes to them or their order, except as otherwise provided in the Prospectus and the Letter of Transmittal.
      Enclosed are copies of the following documents:

1. a form of letter which you may send to your clients as a cover letter to accompany the Prospectus and related materials, with space provided for obtaining the client’s instructions with regard to the Exchange Offer;

2. the Prospectus;

3. the Letter of Transmittal for your use in connection with the tender of Old Notes and for the information of your clients;

4. a form of Notice of Guaranteed Delivery; and

5. the Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.
      Your prompt action on behalf of your clients is requested. The Exchange Offer will expire at 12:00 a.m., New York City time, on                     , 2006, unless the Exchange Offer is extended by the Issuers. The time at which the Exchange Offer expires is referred to as the “Expiration Date.” Tendered Old Notes may be withdrawn, subject to the procedures described in the Prospectus, at any time prior to 12:00 a.m. on the Expiration Date.
      To participate in the Exchange Offer, certificates for Old Notes, or a timely confirmation of a book-entry transfer of such Old Notes into the Exchange Agent’s account at The Depository Trust Company, together with a duly executed and properly completed Letter of Transmittal or facsimile thereof, with any required signature guarantees, and any other required documents, must be received by the Exchange Agent by the Expiration Date as indicated in the Prospectus and the Letter of Transmittal.
      If a holder of Old Notes wishes to tender, but it is impracticable for it to forward its Old Notes prior to the Expiration Date or to comply with the book-entry transfer procedures on a timely basis, a tender may be effected by following the guaranteed delivery procedures described in both the Prospectus under “The Exchange Offer — Guaranteed Delivery Procedures” and the Letter of Transmittal.
      Additional copies of the enclosed materials may be obtained from the Exchange Agent, Citibank, N.A., by calling [ •  ] and directing your inquiries to [ •  ].

Very Truly Yours,

GameStop Corp.
GameStop, Inc.
      NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF THE ISSUERS OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF EITHER OF THEM WITH RESPECT TO THE EXCHANGE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS AND THE LETTER OF TRANSMITTAL.

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